EXHIBIT 8.1

List of Subsidiaries

Name	Jurisdiction of Incorporation

Syneron GmbH.	Germany
Syneron Inc.	Delaware
Syneron Canada Corp.	Canada
Syneron Medical (HK) Ltd.	Hong-Kong
Syneron (Beijing) Medical & Cosmetics Enterprise Ltd.	China
Light Instruments Ltd.	Israel
Inlight Corp.	California
Rakuto Bio Technologies Ltd.	Israel
Fluorinex Active Ltd.	Israel
Primaeva Medical, Inc.	California
Syneron Beauty Inc.	Canada
Tanda Health & Beauty Inc.	Delaware
Syneron Beauty Ltd.	Israel
UltraShape Ltd.	Israel
UltraShape NA, Inc.	Delaware
UltraShape Europe B.V	Netherlands
Candela Corporation	Delaware
Candela KK	Japan
Candela Iberica, S.A.	Spain
Candela Deutschland GmbH	Germany
Candela France SARL	France
Candela Italia	Italy
Candela (U.K.) Limited	U.K.
Candela Corporation Australia PTY, Ltd.	Australia
Candela Portugal, Unipessoal Lda.	Portugal